As filed with the Securities and Exchange Commission on April 25, 2025

Registration No. 333-258775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1 ON

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Markforged Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	3559	92-3037714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

60 Tower Road

Waltham, MA 02451

(866) 496-1805

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shai Terem

Chief Executive Officer

Markforged Holding Corporation

60 Tower Road

Waltham, MA 02451

(866) 496-1805

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Assaf Zipori Chief Financial Officer, Treasurer and Secretary Markforged Holding Corporation 60 Tower Road Waltham, MA 02451 (866) 496-1805

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment No. 3”) relates to the Registration Statement on Form S-1 on Form S-3 (No. 333-258775) (the “Registration Statement”), originally filed by Markforged Holding Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on August 13, 2021. This Post-Effective Amendment No. 3 is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under the Registration Statement.

On April 25, 2025, pursuant to, and subject to the conditions contained in, that certain Agreement and Plan of Merger, dated as of September 25, 2024 (the “Merger Agreement”), by and among the Registrant, Nano Dimension Ltd., an Israeli company (“Parent”), and Nano US II, Inc., a Delaware corporation (“Merger Sub”), which Merger Sub is a direct, wholly owned subsidiary of Nano Dimension USA Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offers and sales of its securities registered pursuant to the Registration Statement and is deregistering any remaining securities (the “Securities”) registered but unsold as of the effective time of the Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Securities registered but unsold as of the date of this Post-Effective Amendment No. 3. The Registration Statement is amended, as appropriate, to reflect the deregistration of the Securities as of the date of this Post-Effective Amendment No. 3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on April 25, 2025.

MARKFORGED HOLDING CORPORATION

By:	/s/ Shai Terem
Name: Shai Terem
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.